Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 27, 2019, with respect to the financial statements and supplemental schedule included in the Annual Report of the Colgate-Palmolive Company Employees Savings and Investment Plan on Form 11-K for the year ended December 31, 2018. We consent to the incorporation by reference of said report in the Registration Statements of Colgate-Palmolive Company on Forms S-8 (File No. 333-132038 and File No. 333-171448).

/s/ GRANT THORNTON LLP
New York, New York
June 27, 2019